Exhibit 16.1

July 28, 2021

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for Gores Holdings VI, Inc. (the Company) and, under the date of March 12, 2021, except for the effect of the restatement disclosed in Note 2, as to which the date is May 18, 2021, we reported on the financial statements of Gores Holdings VI, Inc. as of December 31, 2020 and for the period from June 29, 2020 (inception) through December 31, 2020. On July 27, 2021, we were notified that the Company approved the appointment of PricewaterhouseCoopers LLP (PwC) as the principal accountant for the year ending December 31, 2021 and that the auditor-client relationship with KPMG LLP will cease upon the completion of the review of the Company’s financial statements as of and for the periods ended June 30, 2021, under the assumption that KPMG LLP is able to perform such review, which is contingent upon KPMG LLP completing its independence review of the newly merged company. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated July 28, 2021, and we agree with such statements, except that we are not in a position to agree or disagree with any of the Company’s statements in the fourth paragraph of this Item that PwC was not consulted regarding (i) the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company’s financial statements or (ii) any of the matters or events set forth in Item 304(a)(1)(iv) and 304(a)(1)(v) of Regulation S-K.

Very truly yours,

/s/ KPMG LLP

KPMG LLP